Exhibit (c)(2)

Fairness Analysis Presented to the Special Committee of Independent Directors First High - School Education Group Co., Ltd. Private and Confidential The enclosed documents are strictly confidential and intended solely for the use of the designated recipient(s). Any reproduction, publication, or disclosure of portions hereof is prohibited without prior written consent from Zhongqin Asset Appraisal Co., Ltd. Prepared by: Zhongqin Asset Appraisal Co., Ltd November 21, 2024 1

Zhongqin Asset Appraisal Co . , Ltd . is submitting the enclosed documents to the Special Committee of Independent Directors of First High - School Education Group Co . , Ltd . for their exclusive use in their capacity as members of the Special Committee . These materials are provided in preparation for the Special Committee meeting convened to deliberate on the Proposed Transaction, as defined in the applicable agreement or resolution . The enclosed documents and any subsequent opinion, as defined in the relevant agreement, shall be treated as strictly confidential and provided exclusively for the use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction . Such materials shall not be disclosed, in whole or in part, to any third party, made public, or relied upon for any purpose other than as expressly permitted in the engagement letter dated September 30 , 2024 among Zhongqin , the Company, and the Special Committee . Given that the enclosed documents were initially prepared for a verbal presentation to the Special Committee, whose members possess a comprehensive understanding of the Company's operations and affairs, Zhongqin and its respective legal, financial, or accounting advisors disclaim any liability for the accuracy or completeness of such materials if utilized by any party other than the Special Committee . The enclosed documents and any opinion provided by Zhongqin shall not ( i ) evaluate the merits of the underlying business decision to pursue the Proposed Transaction relative to alternative strategies or transactions ; (ii) constitute a recommendation regarding how the Special Committee, the Board of Directors, or any other party, including the Company's security holders, should vote or act on matters pertaining to the Proposed Transaction or whether to proceed with the Proposed Transaction or any related transaction ; or (iii) impose any fiduciary duty on Zhongqin toward any party . The historical data employed in the enclosed documents is current as of September 30 , 2024 , or the most relevant period . The data utilized to prepare this presentation was obtained from the Company and publicly available records, assuming its accuracy and completeness as of the date provided . Zhongqin did not conduct an independent verification of this information . Any projections and estimates included herein were either developed by Zhongqin or derived from discussions with the Company's senior management and involve numerous and significant subjective judgments that may or may not be accurate . No explicit or implicit representation or warranty is made regarding the accuracy or completeness of this information, and nothing contained herein constitutes a representation or warranty, whether pertaining to past or future events . No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . 2

Table of Contents 3 1. Introduction I. Proposed Transaction and Scope of Analysis II. Ownership Summary and Trading Data III. Offer Price Implied Valuation 2. Valuation Analysis I. Summary of Valuation Approaches II. Main Valuation Approach: Income Analysis (DCF) with Key Assumptions III. Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis

4 1. Introduction

The Engagement First High - School Education Group Co . , Ltd . , an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), has engaged Zhongqin Asset Appraisal Co . , Ltd (“ Zhongqin ”), to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as to the fairness, as of the date hereof, from a financial point of view, to ( i ) the holders of ordinary shares, par value US $ 0 . 00001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares (as defined below), and (ii) the holders of American Depositary Shares, each representing three (3) Shares (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) Proposed Transaction It is Zhongqin’s understanding that the Company, One Education Holding Limited (to be established), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and One Education Merger Limited (to be established), an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), the latest draft of which Zhongqin has reviewed is dated November 20 , 2024 . Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company and cease to exist, with the Company surviving the merger and becoming a wholly owned subsidiary of Parent as a result of the merger . In connection with such merger, ( i ) each Share (including Shares represented by ADSs) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be cancelled and cease to exist in exchange for the right to receive $ 0 . 05 in cash without interest (the “Per Share Merger Consideration”) and (ii) for the avoidance of doubt, because each ADS represents three (3) Shares, each ADS that is issued and outstanding immediately prior to the Effective Time (other than ADSs that represent Excluded Shares) shall represent the right to surrender the ADS in exchange for $ 0 . 15 in cash without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”) . The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement . For purposes of this Opinion, ( i ) “Excluded Shares” shall mean, collectively, (a) Shares (including Shares represented by ADSs) owned by Parent, Merger Sub or the Company (as treasury shares, if any) or by any direct or indirect Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, (b) Dissenting Shares (if any), and (c) Rollover Securities ; and (ii) “Subsidiary”, “Effective Time”, “Dissenting Shares”, “Rollover Securities” shall have the meanings set forth in the Merger Agreement . 5 Section 1.1 - Introduction: Proposed Transaction and Scope of Analysis

Scope of Analysis In preparing this Opinion, Zhongqin conducted the requisite reviews, analyses, and inquiries deemed necessary and appropriate given the circumstances . Zhongqin also considered its assessment of prevailing economic, market, and financial conditions, along with its expertise in securities and business valuation, both generally and in relation to comparable transactions . The procedures, investigations, and financial analysis undertaken by Zhongqin in formulating its Opinion encompassed, but were not limited to, the following : Reviewed the following documents : • The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31 , 2022 through December 31 , 2023 and the Company’s unaudited interim financial statements for the six months ended June 30 , 2022 , June 30 , 2023 and June 30 , 2024 , each provided by the management of the Company ; • Certain unaudited and segment financial information for the Company for the years ended December 31 , 2022 through December 31 , 2023 and for the six months ended June 30 , 2022 , June 30 , 2023 and June 30 , 2024 , each provided by the management of the Company ; • A detailed financial projection model for the Company for the years ending December 31 , 2022 through December 31 , 2031 , prepared and provided to Zhongqin by the management of the Company, upon which Zhongqin has relied, with the Company’s and the Special Committee’s consent in performing its analysis (collectively, the “Management Projections”) : • Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Zhongqin by the management of the Company ; • A draft of the Merger Agreement dated as of November 20 , 2024 ; and • A draft of the Support Agreement by and among Parent and certain shareholders of the Company listed in Schedule A thereto dated as of November 20 , 2024 (the “Support Agreement") ; (the Merger Agreement and Support Agreement, collectively, the “ Transaction Documents ”) ; 6 Section 1.1 - Introduction: Proposed Transaction and Scope of Analysis

Zhongqin has conducted the following analysis : • Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; • Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business • Discussed general macro - economic trends and policy directions with the management of the Company ; • Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Zhongqin deemed relevant ; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Zhongqin deemed relevant, and an analysis of selected transactions that Zhongqin deemed relevant ; and • Conducted such other analyses and considered such other factors as Zhongqin deemed appropriate . • Unless otherwise noted, all translations from RMB to USD are made at the rate of RMB 7 . 0111 to US $ 1 . 00 , the exchange rate set forth in the H . 10 statistical release of the Federal Reserve Board on September 27 , 2024 . 7 Section 1.1 - Introduction: Proposed Transaction and Scope of Analysis

Ownership Summary % of Ownership ADS Equivalent (1) Ordinary Shares (1) Current Shareholders 32.0% 9,256,340 27,769,020 Visionsky Group Limited Buyer Group 5.2% 1,497,503 4,492,510 Brightenwit Group Limited 6.7% 1,946,892 5,840,676 Spring River Greater China Fund 8.1% 2,351,523 7,054,570 Long - Spring Education Management Limited Employee ownership planned to be Rolled - over 5.5% 1,590,083 4,770,250 Long - Spring Education International Limited 2.4% 695,510 2,086,530 Long - Spring Education Technology Limited 0.3% 99,470 298,410 Long - Spring Education Consulting Limited 39.8% 11,508,911 34,526,734 Public Investors and Others 100.0% 28,946,233 86,838,700 Total Shares Outstanding (2) Buyer Group 44% Planned to be Roll - over 16% Public Investors and Others 40% (1) Each ADS represents 3 Ordinary Shares (2) Number of shares outstanding are referenced from Form 20 - F for the year end on December 31, 2023. 8 Section 1.2 - Ownership Summary and Trading Data

Trading Data 9 One year trading data prior to Offer 0.08 Average Closing Price 0.20 High 0.01 Low 5,013 Average Volume 0.02% % of ADS Issued and outstanding 0.04% % of Float Trading data post Offer 0.09 Average Closing Price 0.12 High 0.08 Low 1,914 Average Volume 0.01% % of ADS Issued and outstanding 0.02% % of Float First High - School Education Group Co., Ltd. August 1, 2023 to September 30, 2024 ADS Price Volume Historical Trading Metrics 0 20,000 40,000 60,000 80,000 100,000 120,000 $0.00 $0.05 $0.10 $0.15 $0.20 $0.25 Volume Close 1 2 Section 1.2 - Ownership Summary and Trading Data Offer of $0.15 per ADS on August 2, 2024 4 3 Offer Price Offer Date

Trading Data (Continued) – Notes for Press Release 1. On September 19 , 2023 , First High - School Education Group Co . , Ltd . announced first half 2023 unaudited financial results . The Company reported total revenue of RMB 161 . 9 million, and net income of RMB 36 . 7 million for the six months ended June 30 , 2023 . 2. On November 27 , 2023 , First High - School Education Group Co . , Ltd . announced third quarter 2023 unaudited financial results . The Company reported total revenue of RMB 194 . 0 million, and net loss of RMB 50 . 2 million for the nine months ended September 30 , 2023 . 3. On April 25 , 2024 , First High - School Education Group Co . , Ltd . announced fiscal year 2023 unaudited financial results . The Company reported total revenue of RMB 266 . 3 million, and net loss of RMB 70 . 6 million for the twelve months ended December 31 , 2023 . On May 14 , 2024 , the Company filed its annual report on Form 20 - F for the fiscal year ended December 31 , 2023 with the U . S . Securities and Exchange Commission . 4. On August 2 , 2024 , First High - School Education Group Co . , Ltd . Received a received a preliminary non - binding proposal letter from Mr . Shaowei Zhang, its founder, chairman of the Board and chief executive officer, Ms . Yu Wu, and Spring River Greater China Fund (collectively, the “Buyer Group”) proposing to acquire all of the outstanding Class A ordinary shares of the Company, including Class A Shares represented by American depositary shares (the “ADSs,” each representing three Class A ordinary shares) that are not already owned by the members of the Buyer Group for a purchase price of US $ 0 . 05 per Share, or US $ 0 . 15 per ADS, in cash in a going private transaction (the “Proposed Transaction”), subject to certain conditions . 10 Section 1.2 - Ownership Summary and Trading Data

11 Section 1.3 – Offer Price Implied Valuation The offer price of USD 0 . 15 per ADS, implied that the Company’s equity value is RMB 30 . 4 millions, and its enterprise value is RMB 25 . 4 millions . ¥30,442 Implied Equity Value ¥5,000 Less: Cash and Cash Equivalents (2) ¥ 25,442 Implied Enterprise Value USD $0.15 Offer Price per ADS 28,946,233 Outstanding ADS 7.011 Assumed Exchange Rate (USD:RMB) (1) Implied Offer Multiples: 0.10x EV/2023 Revenue 0.10x EV/LTM Revenue 0.11x EV/2024 Revenue 0.10x EV/2025 Revenue 0.09x EV/2026 Revenue 1. RMB 7 . 011 to US 1 . 00 is the exchange rate set forth in the H . 10 statistical release of the Federal Reserve Board on September 27 , 2024 . 2. After Deduction of minimum cash needed for operations in fiscal year 2024 . Note: Balance sheet data, and latest twelve months (LTM) as June 30, 2024. Financial performance metrics presented are adjust ed to exclude public company costs and discontinued business. The offer implied enterprise value shows a multiple of: 0.16x EV/2023 Net Asset s 0.15x EV/LTM Net Assets

12 Section 1.3 – Offer Price Implied Valuation The offer price of USD0.15 per ADS, implied a price premium relative to historical trading data: Implied Premium ADS Price $0.15 Offer price on 8/2/2024 70.5% $0.09 ADS price as of 9/30/2024 354.5% $0.03 One - day to prior (8/1/2024) 126.2% $0.07 One - week to prior (7/23/2024) 320.7% $0.04 30 - days trailing mean price prior to Offer 351.4% $0.03 60 - days trailing mean price prior to Offer 214.2% $0.05 90 - days trailing mean price prior to Offer 360.5% $0.03 30 - days trailing VWAP prior to Offer 362.5% $0.03 60 - days trailing VWAP prior to Offer 343.5% $0.03 90 - days trailing VWAP prior to Offer First High - School Education Group Co., Ltd. – Offer Price Premium

2. Valuation Analysis 13

14 Section 2.1 - Summary of Valuation Approaches To determine the Company’s valuation, Zhongqin used the three main asset valuation approaches of income approach, cost approach, and market approach methods . After attempting all three approaches, Zhongqin determined that the main valuation approach most suitable for the Company is the income approach, or specifically, income analysis by discounted cash flow analysis . A summary of attempted valuation approaches are as following : • Income Approach : Based on key assumptions of historical operating data, management projections, macro - economic trends, policy analysis and various other factors, the discounted cash flow analysis is able to project the Company’s future financial performances, and enterprise value with the most accuracy and relevancy compared to other methods . The income approach is the main valuation approach method of this report . • Cost Approach : The Company operate under an asset - light model, and does not have much tangible asset such as real estate, or marketable inventory to provide an accurate cost valuation upon . Most of the Company’s value is derived from its ability to generate future income, not in its physical assets, and therefore the cost approach valuation is attempted, but should not be relied upon in determining the Company’s valuation . • Market Approach : Zhongqin analyzed historical market capitalization of the Company, and searched other selected public companies and take private transactions, to attempt a comparable comparison . However, of all the cases searched, no selected company or selected transaction is directly comparable to the Company . The market approach may be less reliable, and its findings should be considered with circumspection .

Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions

Summary of DCF Analysis Compared to Implied Valuation of Offer

Result of DCF Analysis

	Low	High
Enterprise Value Range	**¥12,025**	**¥16,285**
Plus: Cash and Cash Equivalents[1]	¥5,000	¥5,000
Equity Value Range	**¥17,025**	**¥21,285**
ADS Issued and Outstanding	28,946,233	28,946,233
Value Per ADS Range (RMB)	¥0.59	¥0.74
CNY:USD Exchange[2]	7.011	7.011
Value per ADS Range (USD)	**$0.08**	**$0.10**
EV/2023 Revenue	0.05x	0.06x
EV/LTM Revenue	0.05x	0.06x
EV/2024 Revenue	0.05x	0.07x
EV/2025 Revenue	0.05x	0.06x
EV/2026 Revenue	0.04x	0.06x
EV/2023 Net Assets	0.08x	0.10x
EV/Last reported Net Assets	0.07x	0.09x

<

Offer Price Implied Valuation

Offer Price per ADS	**$0.15**
Outstanding ADS	28,946,233
CNY:USD Exchange[2]	7.011
Implied Equity Value	**¥30,442**
Less: Cash and Cash Equivalents[1]	¥5,000
Implied Enterprise Value	**¥25,442**
Implied Offer Multiples:	
EV/2023 Revenue	0.10x
EV/LTM Revenue	0.10x
EV/2024 Revenue	0.11x
EV/2025 Revenue	0.10x
EV/2026 Revenue	0.09x
EV/2023 Net Assets	0.16x
EV/Last reported Net Assets	0.15x

- Detailed DCF analysis with key assumptions in following pages
- RMB in thousands, except per ADS value or otherwise noted
- Balance sheet data, and latest twelve months (LTM) as June 30, 2024. Financial performance metrics presented are adjusted to exclude public company costs and discontinued business.

1. After Deduction of minimum cash needed for operations in fiscal year 2024.
2. RMB7.011 to US1.00 is the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 27, 2024.

15

16 1. On May 14 , 2021 , the PRC State Council announced the issuance of the 2021 Implementation Rules for Private Education Laws (the “ 2021 Implementation Rules for Private Education Laws”), which became effective on September 1 , 2021 . The 2021 Implementation Rules for Private Education Laws prohibit social organizations and individuals from controlling a private school that provides compulsory education by means of merger, acquisition, contractual arrangements, etc . , and a private school providing compulsory education is prohibited from conducting transactions with its related party . In view of the significant uncertainties and restrictions the 2021 Implementation Rules for Private Education Laws impose on the Company’s ability to direct the range of ongoing activities, the Company has classified the historical financial results of compulsory education business as discontinued operations . 2. On January 30 , 2022 , the Beijing Municipal People's Government issued 2022 Municipal Government Work Report Key Task List (the “January Notice”) . The January Notice stipulates that to improve the education quality, the number of compulsory education students in private schools should account for less than 5 % of the total students, and the number of compulsory education students in private schools in each district should account for less than 15 % of the total student in that district . 3. On August 24 , 2023 , the Yunnan Provincial Department of Education, together with the Yunnan Provincial Development and Reform Commission, the Yunnan Provincial Department of Finance, the Yunnan Provincial Market Supervision Administration, the Yunnan Provincial Local Financial Supervision Administration, and the Kunming Central Branch of the People’s Bank of China issued the Fund Supervision Measures . The Fund Supervision Measures require that, among others, (1) all operational private schools (including kindergartens, elementary, middle, secondary level schools, as well as vocational schools and universities), should enter into a supervision agreement with their custodian banks, and such banks should supervise the supervision account and report to the relevant education supervising authorities ; (2) except for grants or special purpose funds from the government, the balance in the supervision accounts of private schools should not be less than 15 % of the total tuition fees collected for the academic year . 4. From 2016 to 2023 , the number of births of China’s permanent population has been in steady decline . For the stated period, number of birth had fallen from 18 . 8 million in 2016 to 9 . 0 million in 2023 , a decline of 52 . 1% . Key Assumptions : Impact of adverse regulatory changes and macro - economic trend 1. The Company’s Form 20 - F filed with the SEC for the year ended December 31, 2021 2. http://www.beijing.gov.cn/zhengce/zhengcefagui/202201/t20220130_2604669.html Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions 3. The Company’s Form 20 - F filed with the SEC for the year ended December 31, 2023 4. China National Bureau of Statistics

17 1. Revenue projection is based on various factors, specifically : I. Policy impacts : the 2021 Implementation Rules for Private Education Laws prohibited private school providing compulsory education conducting transactions with its related party, and various other limitations . For non - compulsory education, the government also stepped - up monitoring, and imposed stricter rules . As a result, the Company experienced reduced sales of education materials, and income from meal catering services, and the discontinued and limited operations of some schools resulted revenue decline in 2023 . The Company projects that continued impact will be felt, but eventually harmonize in the near future . II. Population growth : the overall decline in the number of births of China’s permanent population will negatively impact the Company’s new student enrollment number, and also encourage more fierce competition . The Company’s operation and profitability is highly correlated to the number of new student enrollment each year, and because 2017 marks the first year in declining number of birth, the Company expects that from 2028 onwards, the Company’s growth prospects will face significant headwinds . III. Limitation of tuition growth : the Company cannot solely decide the price of tuition, boarding, or any other student related income . Price increase must be approved by each schools’ relevant governing Development and Reform Commission authority . Historically, the Company is able to apply for increase tuition once every three years, but due to competition and other factors, it is difficult to predict such increase will happen every interval . IV. Recruitment quotas : Each year, all the schools under the Company’s management must communicate with its relevant governing Department of Education authorities and apply for the number of recruitment quota . The precise number of new student recruitment quotas is subject to fluctuation, as the relevant authority may allocate either a higher or lower quota each year depending on various factors . Key Assumptions : Revenue projections Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions

18 3. Capital expenditure projection is based on various factors , specifically that capital expenditure is projected to decrease due to the adverse regulatory pressure, population decline, and decreased revenue projection . The Company does not expect any major new capital expenditure in the projected period . Some capital expenditure will still occur as new property and equipment purchases are still required to maintain operation . 4. Net working capital prediction is based on various factors , specifically, that net working capital is projected to stay relatively stable . As the Company prepared and adjusted itself for future operational changes which correlated to active and responsible management of working capital . As a result, no major increase or decrease in working capital is projected . Key Assumptions : EBIT, EBITA, and their respective margin, capital expenditure projection and net working capital projection Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions 2. EBIT, EBITA, and their respective margin predictions are based on various factors, specifically : I. The Company’s revenue components : the Company’s revenue components of tuition income, income from student - related services, boarding fees, education management service income, and others have historically fluctuated as a percentage of total revenue . The fluctuation is caused by various policy impacting the type of services the Company is allowed to perform on its students . Due to the increased monitoring, and imposed stricter rules, the Company’s revenue components is likely to reduce in the future, meaning tuition being the majority percentage of total revenue, compared to historical data . II. The Company’s cost of revenues : the Company’s cost of revenues breakdown of staff costs, campus - related expenses, student - related expenses, rental fees, depreciation and amortizations, and others are most likely to stay stable in the near future . Although the Company’s revenue and types of services may be decreasing, the Company cannot effectively reduce many of its cost due to regulatory standards . The most important regulatory requirement for the Company is to remain a teacher to student ratio of 1 : 12 . 5 , as stated by the Ministry of Education of the People’s Republic of China during the Ministry of Education's report on the Fifth Session of the Twelfth National People's Congress (1) . The inability to reduce staff costs will severely limit the Company’s operating margins . Regulatory requirements greatly affected the Company’s ability to adjust its cost, and therefore its operating margins will most likely to stay stable in the projected future . (1) http://www.moe.gov.cn/jyb_xxgk/xxgk_jyta/jyta_jiaoshisi/201803/t20180328_331555.html

Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions

Historical and Projected Financial Performances

RMB in thousands

	2021A	2022A	2023A	LTM	Management Projections 2024P	2025P	2026P	2027P	2028P	2029P	2030P	2031P
Total Revenue	337,310	342,506	266,250	255,482	234,210	257,730	283,503	297,678	309,883	319,489	329,393	309,300
Growth	10.1%	1.5%	(22.3)%	(4.0)%	(12.0%)	10.0%	10.0%	5.0%	4.1%	3.1%	3.1%	(6.1)%
EBITDA	94,455	85,954	(27,604)	(63,630)	(6,720)	(4,915)	1,321	15,094	17,044	25,028	29,212	23,955
Margin %	28.0%	25.1%	(10.4)%	(24.9)%	(2.9)%	(1.9)%	0.5%	5.1%	5.5%	7.8%	8.9%	7.7%
Growth	(13.3)%	(9.0)%	N/A	N/A	N/A	N/A	N/A	1042.9%	12.9%	46.8%	16.7%	(18.0)%
EBIT	80,861	73,973	(40,507)	(75,630)	(19,721)	(15,967)	(8,679)	7,104	11,024	19,008	24,212	18,975
Margin %	24.0%	21.6%	(15.2)%	(29.6)%	(8.4)%	(6.2)%	(3.1)%	2.4%	3.6%	5.9%	7.3%	6.1%
Growth	(17.1)%	(8.5)%	N/A	N/A	N/A	N/A	N/A	N/A	55.2%	72.4%	27.4%	(21.6)%
Capital Expenditures	(25,900)	(18,600)	(32,600)	(10,000)	(10,000)	(10,000)	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)
% of Total Revenue	(7.7)%	(5.4)%	(12.2)%	(3.9)%	(4.3)%	(3.9)%	(1.8)%	(1.7)%	(1.6)%	(1.6)%	(1.5)%	(1.6)%
% of EBITDA	(27.4)%	(21.6)%	N/A	N/A	N/A	N/A	(378.6)%	(33.1)%	(29.3)%	(20.0)%	(17.1)%	(20.9)%
Net Working Capital	(130,732)	26,450	(58,468)	(40,742)	(60,000)	(60,000)	(60,000)	(60,000)	(60,000)	(60,000)	(60,000)	(60,000)
% of Total Revenue	(38.8)%	7.7%	(22.0)%	(15.9)%	(25.6)%	(23.3)%	(21.2)%	(20.2)%	(19.4)%	(18.8)%	(18.2)%	(19.4)%

Note: Balance sheet data as of June 30, 2024. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring items as provided by management of the Company.

19

20 Discounted Cash Flow Methodology • Zhongqin performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Zhongqin utilized and relied upon the management projections for the fiscal years ending December 30 , 2024 through 2031 , discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the discounted cash flow (“DCF”) analysis . • Beyond the projection period, Zhongqin estimated the “terminal value” using a perpetuity formula, with terminal growth rate of 3 . 00% . • Zhongqin discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 13 . 5 % to 15 . 5% , derived from the Capital Asset Pricing Model, as well as reference of similar take private transactions . Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions The following is a summary of the management projections utilized in the discounted cash flow analysis : • Total Revenue is projected to decline in 2024 , and then increasing at an average rate of 4 . 2 % based assumptions on policy directions, macro - economic changes, and operation efficiency aforementioned in revenue projection . • EBITDA is projected to be negative in 2024 to 2025 , and to turn positive in 2026 , and margin to remain at an average of 5 . 9 % based on assumptions of fixed costs, and other operating efficiency aforementioned in EBIT, EBITA, and their respective margin predictions . • Capital expenditures averages - 2 . 2 % of total revenues from 2024 to 2031 . • Net working capital averages - 20 . 7 % of total revenues from 2024 to 2031 .

Section 2.2 – Main Valuation Approach: Income Analysis (DCF) with Key Assumptions

RMB in thousands

	2021A	2022A	2023A	2024P	2025P	2026P	2027P	2028P	2029P	2030P	2031P	Terminal Year
Total Revenue	337,310	342,506	266,250	234,210	257,730	283,503	297,678	309,883	319,489	329,393	309,300	309,300
Growth	10.1%	1.5%	(22.3%)	(12.0%)	10.0%	10.0%	5.0%	4.1%	3.1%	3.1%	(6.1)%	(6.1)%
EBITDA	94,455	85,954	(27,604)	(6,720)	(4,915)	1,321	15,094	17,044	25,028	29,212	23,955	23,955
Margin	28.0%	25.1%	(10.4)%	(2.9%)	(1.9)%	0.5%	5.1%	5.5%	7.8%	8.9%	7.7%	7.7%
Growth	(13.3)%	(9.0%)	N/A	N/A	N/A	N/A	1400.0%	12.9%	46.8%	16.7%	(18.0)%	(18.0)%
EBIT	80,861	73,973	(40,507)	(19,721)	(15,967)	(8,679)	7,104	11,024	19,008	24,212	18,975	18,975
Pro Forma Taxes	(14,924)	(20,112)	867	(500)	(500)	(500)	(1,066)	(1,654)	(2,851)	(3,632)	(2,846)	(2,846)
Net Operating Profit After Tax	65,937	53,861	(39,640)	(20,221)	(16,467)	(9,179)	6,039	9,370	16,157	20,580	16,129	16,129
Depreciation	13,594	11,981	12,903	13,001	11,052	10,000	7,990	6,020	6,020	5,000	4,980	4,980
Capital Expenditure	(25,900)	(18,600)	(32,600)	(10,000)	(10,000)	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)	(5,000)
(Increase)/Decrease in Working Capital	(157,814)	(157,182)	84,918	1,532	-	-	-	-	-	-	-	-
Free Cash Flow	(104,183)	(109,940)	25,581	(15,968)	(15,500)	(4,500)	8,950	10,350	17,150	20,400	16,150	16,150

Enterprise Value Range	Low	High
Terminal Growth Rate	3.00%	3.00%
Discount Rate	15.5%	13.5%
Enterprise Value Range	**12,025**	**16,285**
Implied Valuation Multiples		
EV/Revenue LTM	0.05x	0.06x
EV/Revenue 2024	0.05x	0.07x
EV/Revenue 2025	0.05x	0.06x
EV/Revenue 2026	0.04x	0.06x

	Low	High
Enterprise Value Range	**¥12,025**	**¥16,285**
Plus: Cash and Cash Equivalents[1]	¥5,000	¥5,000
Equity Value Range	**¥17,025**	**¥21,285**
Shares Issued converted to ADS	28,946,233	28,946,233
Value Per ADS Range (RMB)	¥0.59	¥0.74
CNY:USD Exchange[2]	7.011	7.011
Value per ADS Range (USD)	**$0.08**	**$0.10**

1. After Deduction of minimum cash needed for operations in fiscal year 2024.
2. RMB7.011 to US1.00 is the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 27, 2024.

21

22 Cost Approach, and Market Approach Zhongqin attempted cost approach and market approach of the Company . The Company operate under an asset - light model, and does not have much tangible asset such as real estate, or marketable inventory to provide an accurate cost valuation upon . The Company’s largest assets accounts are prepaid expenses and other current assets, amounts due from related parties – non - trade, property and equipment, net . It is difficult to assess whether theses assets are marketable . Zhongqin selected a number of publicly traded companies, and take private transactions that were deemed relevant to its analysis, and analyzed the financial performance of each of the publicly traded companies, and take private transactions, then analyzed the selected public companies and take private transactions’ trading multiples, including enterprise value to revenue, EBITDA and net assets . Section 2.3 – Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis Due to the limited comparability of the financial metrics of the selected public companies, and take private transactions relative to those of the Company, Zhongqin reviewed various valuation multiples for the Company implied by the valuation range determined from the DCF analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Zhongqin does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the cost analysis and market analysis are subject to certain limitations .

23 Enterprise Value as a multiple to Net Asset Section 2.3 – Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis High Low ¥16,285 ¥12,025 Enterprise Value Range 155,445 155,445 Net Asset as of December 31, 2023 166,727 166,727 Net Assets as of June 30, 2024 (Last reported) 0.10x 0.08x EV / 2023 Net Assets 0.10x 0.07x EV/ Last reported Net Assets Result of DCF Analysis The Company’s largest assets accounts are prepaid expenses and other current assets, amounts due from related parties – non - trade, property and equipment, net . It is difficult to assess whether theses assets are marketable . Simply, Zhongqin compared the DCF analysis enterprise value range to the Company’s net assets, as a reference to implied multiples . RMB in thousands

Section 2.3 – Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis

Selected Public Companies

	Revenue Growth				EBITDA Growth				EBITDA Margin			
Company Name	2-YR CAGR	2023	2024	2025	2-YR CAGR	2023	2024	2025	2-YR CAGR	2023	2024	2025
China Education Group Holdings Limited	13.1%	18.0%	12.9%	13.4%	15.8%	(5.6)%	19.1%	12.5%	2.4%	45.9%	48.5%	48.1%
China Kepei Education Group Limited	5.8%	7.6%	2.4%	9.2%	11.0%	7.0%	12.1%	9.9%	5.0%	63.2%	69.2%	69.6%
Wisdom Education International Holdings Company Limited	N/A	14.7%	N/A	N/A	N/A	65.5%	N/A	N/A	N/A	61.6%	N/A	N/A
China Maple Leaf Educational Systems Limited	N/A	15.4%	N/A	N/A	N/A	3.8%	N/A	N/A	N/A	40.1%	N/A	N/A
Bright Scholar Education Holdings Limited	N/A	23.9%	N/A	N/A	N/A	(66.5)%	N/A	N/A	N/A	(8.3)%	N/A	N/A
China YuHua Education Corporation Limited	N/A	0.0%	N/A	N/A	N/A	7.0%	N/A	N/A	N/A	61.7%	N/A	N/A
Hope Education Group Co., Ltd.	N/A	17.1%	N/A	N/A	N/A	(15.1)%	N/A	N/A	N/A	30.3%	N/A	N/A
Mean	9.4%	13.3%	7.6%	11.3%	13.4%	1.9%	15.6%	11.2%	3.7%	44.0%	58.8%	58.9%
Median	9.4%	15.0%	7.6%	11.3%	13.4%	5.4%	15.6%	11.2%	3.7%	53.8%	58.8%	58.9%
First High-School Education Group Co., Ltd.	(1.6)%	(22.3)%	(12.0)%	10.0%	N/A	N/A	N/A	N/A	N/A	(10.4)%	(2.9)%	(1.9)%

LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Deprecation and Amortization

Note: The Company's EBITDA is adjusted to exclude public company costs and discontinued business as provided by the management of Company.
Source: Wind, SEC Filings, Annual and Interim Reports; Market data as of September 30, 2024.

24

Section 2.3 – Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis

Selected Public Companies

Company Name	Common Stock Price on 9/30 /2024	% of 52 Week High	Market Capitalization	Enterprise Value	EV as a multiple of: 2022 EBITDA	2023 EBITDA	2024 EBITDA	2022 Revenue	2023 Revenue	2024 Revenue
China Education Group Holdings Limited	5.46	85.4%	¥13,378	¥18,494	6.50x	6.89x	5.78x	3.74x	3.16x	2.80x
China Kepei Education Group Limited	1.37	62.3%	2,491	2,519	2.61x	2.44x	2.17x	1.66x	1.54x	1.50x
Wisdom Education International Holdings Company Limited	0.15	38.7%	285	480	4.04x	2.44x	N/A	1.72x	1.50x	N/A
China Maple Leaf Educational Systems Limited	0.24	41.2%	635	1,633	3.65x	3.52x	N/A	1.63x	1.41x	N/A
Bright Scholar Education Holdings Limited	2.03	62.8%	1,694	(183)	0.35x	1.04x	N/A	(0.11)x	(0.09)x	N/A
China YuHua Education Corporation Limited	0.50	53.8%	1,628	1,162	0.84x	0.79x	N/A	0.49x	0.49x	N/A
Hope Education Group Co., Ltd.	0.17	31.3%	1,233	4,955	3.75x	4.42x	N/A	1.57x	1.34x	N/A
Mean	1.42	53.6%	¥3,049	¥4,151	3.11x	3.08x	3.98x	1.53x	1.34x	2.15x
Median	0.50	53.8%	1,628	1,633	3.65x	3.44x	3.98x	1.63x	1.41x	2.15x

Stock price in the exchange's quoted currency; market capitalization and enterprise value in RMB millions

Company Name	EV as a multiple of: 2022 Net Asset	2023 Net Asset
China Education Group Holdings Limited	1.12x	1.01x
China Kepei Education Group Limited	0.67x	0.57x
Wisdom Education International Holdings Company Limited	1.07x	0.78x
China Maple Leaf Educational Systems Limited	1.12x	1.09x
Bright Scholar Education Holdings Limited	(0.10)x	(0.12)x
China YuHua Education Corporation Limited	0.20x	0.17x
Hope Education Group Co., Ltd.	0.62x	0.59x
Mean	0.67x	0.59x
Median	0.67x	0.59x

RMB0.9028 to HKD1.00 is the exchange rate for September 30, 2024, and RMB7.011 to US1.00 is the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on September 27, 2024. Source: Wind, SEC Filings, Annual and Interim Reports; Market data as of September 30, 2024.

25

26 EV/Last Reported Net Asset EV/LTM EBITDA EV/LTM Revenue EBITDA Margin LTM EBITDA LTM Revenue Valuation Analysis Enterprise Value Range Transaction Description Company Name Filing Date 0.02x - 0.07x N/A 0.02x – 0.08x (100.6)% ¥ (70.2) ¥ 69.8 ¥1.6 – ¥5.6 A leading online education company in China, filed 13E3/A (Going private transaction) on 2023 November 15. Zhangmen Education Inc. November 15, 2023 0.21x - 0.25x 0.8x - 1.0x 0.34x - 0.4x 41.90% ¥615.4 ¥1,474.2 ¥500.0 – ¥590.0 An education and management service provider of primary, middle, and high schools in China, filed 13E3/A (Going private transaction) on 2022 September 16. Hailiang Education Group Inc. September 16, 2022 Section 2.3 – Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis Selected Take Private Transactions RMB in millions

27 Section 2.3 – Other Valuation Approaches Attempted: Cost Analysis, and Market Analysis High Low Take Private Transaction Median Take Private Transaction Average Public Companies Median Public Companies Average Metrics 0.06x 0.05x N/A N/A 1.41x 1.34x 2023 EV Revenue 0.10x 0.08x N/A N/A 0.59x 0.59x 2023 EV/Net Assets 0.06x 0.05x 0.21x 0.21x 1.41x 1.34x EV/ Last Reported Revenue 0.10x 0.07x 0.14x 0.14x 0.59x 0.59x EV/Last Reported Net Assets The Company’s DCF Analysis Enterprise Value Range None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . The income approach is the main valuation approach method of this report, while the cost approach, and market approach may be less reliable, and its findings should be considered with circumspection .